Exhibit 4.1

DUPONT

RETIREMENT SAVINGS PLAN

Effective June 1, 2019

DuPont de Nemours, Inc.

TABLE OF CONTENTS

I. PURPOSE AND HISTORY	1

II. ELIGIBILITY	1

III. ENROLLMENT	2

IV. EMPLOYEE CONTRIBUTIONS	2

1. Amount of Employee Contributions	2

2. Change in Amounts of Employee Contributions	7

3. Collection of After-Tax Contributions	7

4. Voluntary Suspension of Employee Contributions	7

V. COMPANY CONTRIBUTIONS	7

1. Matching Contributions	7

2. Retirement Savings Contributions	7

VI. INVESTMENT FUNDS	8

1. Core Investment Funds	8

2. Company Stock Fund	8

3. Age Targeted Funds	8

4. Self-Directed Brokerage Fund	9

5. Loan Fund	9

6. Other Stock Funds	9

VII. INVESTMENT DIRECTION	10

1. Investment of Account	10

2. Separate Accounting and Nonforfeitability	10

VIII. FUND TRANSFERS	10

1. Transfers Among Funds	10

2. Transfers to Loan Fund from Other Funds	10

3. Transfers to Other Funds from Loan Fund	11

4. Restrictions on Transfers and Investments	11

IX. [Reserved]	11

X. OPERATION OF INVESTMENT OPTIONS	11

1. Fund Investments	11

2. Fund Valuation	12

3. Fund Units or Shares	12

4. Voting of Shares	13

XI. OPERATION OF COMPANY STOCK FUND	13

1. Purchase of Company Common Stock	13

2. Participant’s Account	13

3. Valuation of Company Stock Fund	14

4. Voting and Tender of Shares	15

5. Cash Dividends on Company Stock	15

XII. OPERATION OF THE LOAN FUND	15

1. Establishment of Loan Account	15

2. Interest	15

3. Repayments	16

4. Fund Valuation	16

XIII. PARTICIPANT LOANS	16

1. Determination of Borrowable Account Balance	16

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2. Amount of Loan	16

3. Interest	17

4. Term of Loans	17

5. Repayment	17

6. Declaration and Notice of Default	18

7. Deemed Withdrawal	18

8. General Conditions	19

XIV. WITHDRAWALS	20

1. General Conditions	20

2. After-Tax and Rollover Contribution Accounts	20

3. Matching Contribution Account.	20

4. Retirement Savings Contribution Account	21

5. Before-Tax Contribution Account and Roth 401(k) Account	21

XV. HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT	21

1. Definition of Hardship	21

2. Establishment of Immediate and Heavy Financial Need	21

3. Distribution Necessary to Satisfy Immediate and Heavy Financial Need	22

4. Amount Withdrawable	23

XVI. VESTING AND TERMINATION OF PARTICIPATION	23

1. General Conditions	23

2. Distribution of Accounts	24

3. Periodic Payment Options	28

4. Breaks in Service and Loss of Service	31

5. Restoration of Service	31

6. Restoration of Forfeited Amounts upon Reemployment	31

7. Missing Participants	32

XVII. NONASSIGNMENT	32

XVIII. OPERATION OF THE PLAN AS A TOP-HEAVY PLAN	32

1. Minimum Contributions	32

2. Definitions	33

XIX. MISCELLANEOUS PROVISIONS	33

1. Plan Administration	33

2. Rollovers and Transfers, and Overpayments	36

3. Administrative Expense	37

4. Modification or Termination	38

5. Transition to Amended Plan	38

6. Transfer of Assets	38

7. No Guarantee of Security Values	39

8. Limitations on Annual Additions	40

9. Qualified Domestic Relations Orders	40

10. Normal Retirement Age and Years of Service	40

11. Compensation Taken into Account	41

12. No Decrease of Accrued Benefit	41

13. Change to Vesting Schedule	41

14. Definitions	42

15. Military Service	47

16. Time Limit on Legal Action	47

EXHIBIT A	48

EXHIBIT B	49

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DUPONT RETIREMENT SAVINGS PLAN

I.	PURPOSE AND HISTORY

The purpose of this Plan is to encourage and assist employees in following a systematic savings program suited to their retirement goals and other individual financial objectives. This Plan is a profit-sharing plan.

DowDuPont Inc. was formed on December 9, 2015 to effect an all-stock, merger of equals strategic combination between The Dow Chemical Company and DuPont. DowDuPont Inc. engaged in a series of internal reorganization and realignment steps to realign its businesses into three subgroups: agriculture, materials science and specialty products. DowDuPont Inc. formed two wholly owned subsidiaries: Dow Holdings Inc., to serve as a holding company for its materials science business, and Corteva, Inc., to serve as a holding company for its agriculture business. DowDuPont Inc. separated from Dow Holdings Inc. (materials science business), effective April 1, 2019, and from Corteva, Inc., (agriculture business) effective June 1, 2019. After the separation of Corteva, Inc. effective June 1, 2019, DowDuPont Inc. is known as DuPont de Nemours, Inc., doing business as DuPont (the “Company”).

The Plan is comparable to Corteva’s Retirement Savings Plan (“Corteva Plan”), a defined contribution plan which is sponsored by a subsidiary of Corteva, Inc. Before June 1, 2019, employees of the specialty products business of the Company participated in the Corteva Plan, along with employees of the Company’s agriculture business. Due to the separation of the Company from Corteva, Inc. and its agriculture business on June 1, 2019, this Plan was created for the specialty products employees of the Company and/or its participating subsidiaries, effective June 1, 2019. All assets, account balances, and elections of active employees of the Company or its participating subsidiaries were transferred from the Corteva Plan to this Plan effective June 1, 2019.

The Company has determined that offering employer securities under the Plan aligns Plan Participants’ interests with shareholders’ interests.

II.	ELIGIBILITY

Each Covered Employee shall become an Eligible Employee immediately upon his or her Employment Commencement Date or Reemployment Commencement Date if he or she is then a Covered Employee. If an individual is not a Covered Employee as of the first date he or she would otherwise become an Eligible Employee, he or she shall become an Eligible Employee on the first date he or she becomes a Covered Employee.

III.	ENROLLMENT

Each Eligible Employee may elect to make Before-Tax, After-Tax and Roth 401(k) Contributions in a form designated by the Administrative Committee. Such election shall authorize the Participating Company to reduce such Eligible Employee’s Compensation by an amount determined in accordance with Article IV and to make contributions on such Eligible Employee’s behalf in the amount of such reduction in accordance with Article IV. Such election shall be effective as soon as practicable following its receipt by the Committee or its delegate.

An Eligible Employee who does not make an election within 60 days following his Employment Commencement Date or Reemployment Commencement Date in the form designated by the Administrative Committee shall be deemed to have elected to make Before-Tax Contributions in the amount of 6% of Compensation, and shall be deemed to have elected to increase this contribution by 1% of Compensation as of each succeeding anniversary of his enrollment in the Plan, to a maximum Before-Tax Contribution of 15% of Compensation. If at any time the individual makes a valid election to make or not to make Employee Contributions, the Participant’s affirmative election shall override any previous deemed election under this paragraph with respect to future contributions.

IV.	EMPLOYEE CONTRIBUTIONS

1.	Amount of Employee Contributions

(a)	(1) After-Tax and Before Tax Contributions

An individual may authorize his employer to (A) make a payroll deduction (hereafter, After-Tax Contribution) and/or (B) defer a portion of his Compensation (hereafter, Before-Tax Contribution) and pay it under this Plan in an amount per payroll period, and in the case of any other applicable payment paid other than on a regular payroll period, at the time of such payment, equal to any selected whole percentage up to 90% (except as required to comply with subparagraph (ii) below), provided that

(i)

amounts will be contributed as After-Tax Contributions or withheld as Before-Tax Contributions only to the extent amounts are available after deduction of all other deductions, including but not limited to taxes, garnishments, loan repayments, union dues, and contributions to employer welfare benefits plans, and

(ii)

a Participant may not defer more than $19,000 per year (or such other amount as may be allowable in accordance with applicable statute, regulations or official announcements made by the Secretary of the Treasury), and

(iii)	the sum of a Participant’s After-Tax Contributions and Before-Tax Contributions may not exceed 90% of his Compensation, and

(iv)	After-Tax Contributions elected by Highly Compensated Participants may not exceed 12% of Compensation.

(2)	Compliance with Actual Deferral Percentage and Actual Contribution Percentage Tests

(A) The Plan is intended to satisfy the safe harbors set forth in sections 401(k)(12) and 401(m)(11) of the Code with respect to Participants’ Before-Tax Contributions and Participating Companies’ Matching Contributions. With respect to After-Tax Contributions, if the Plan Administrator determines that the discrimination standards of Code section 401(m) and the regulations thereunder may not be satisfied, it may take either of the following actions:

(i)	reduce After-Tax Contributions of Highly Compensated Participants, as described in paragraphs (B) or (C) of this Section; and/or

(ii)

the Company (or any Participating Company) may make a contribution (hereafter, a Qualified Non-Elective Contribution) on behalf of all or a group of Non-highly Compensated Participants, as described in paragraph (D) of this Section.

(B) The Plan Administrator shall determine periodically during the Plan Year whether the After-Tax Contributions elected by Highly Compensated Participants will, based on projections to the end of the Plan Year, cause the Plan not to comply with the limitations on contributions imposed by Section 401(m) of the Code. If the projections indicate that the limitations will be exceeded, the Plan Administrator shall prospectively limit After-Tax Contributions for Highly Compensated Participants.

(C) If it is determined after the close of a Plan Year that participation by Highly Compensated Participants has exceeded the discrimination standards of Code Section 401(m) (“Excess Aggregate Contributions”), the amount of the Excess Aggregate Contributions shall be refunded to the Highly Compensated Participants in accordance with the following rules:

(i)

The After-Tax Contribution made in such year by such Highly Compensated Participants will be reduced, beginning with the Highly Compensated Participant(s) with the highest dollar amount of After-Tax Contribution until the standards are satisfied.

(ii)

Distribution (or forfeiture, if applicable) of Excess Aggregate Contributions will include the income allocable thereto. The income allocable to the Excess Aggregate Contributions includes income for the Plan Year for which the Excess Aggregate Contributions were made as well as income for the period between the end of the Plan Year and the date of distribution (or forfeiture). The amount of income distributed shall be determined in accordance with regulations issued under Sections 401(k) and 401(m) of the Code.

(iii)

If a distribution of Excess Aggregate Contributions results in a distribution of matched After-Tax Contributions, the matching Company Contributions that relate to such After-Tax Contributions will be distributed or forfeited, as applicable.

(iv)	A distribution of Excess Aggregate Contributions shall be made within 2 1/2 months of the end of the Plan Year in which they were made.

(D) In lieu of distributing Excess Aggregate Contributions, the Company (or any Participating Company) may make a Qualified Non-elective Contribution on behalf of Participants that is sufficient to satisfy the discrimination standards under Code Section 401(k) or 401(m) or both. Such Qualified Non-elective Contribution shall be allocated in a flat dollar amount or uniform percentage of Compensation to all or a portion of the eligible Non-Highly Compensated Participants. Any Qualified Non-elective Contribution shall be fully vested at all times and shall be distributable only at a Participant’s attaining age 59 1/2 or Separation from Service.

(3)	Distribution of Excess Before-Tax Contribution

(A) If the Plan Administrator determines that a Participant has made Before-Tax Contributions which for any calendar year exceeds $19,000 (or such other amount as may be permitted by regulation or other official announcement by the Secretary of Treasury), the excess amount (plus any income and minus any loss allocable thereto, as calculated in accordance with regulations), shall be distributed to the Participant not later than April 15th following the close of such calendar year.

(B) If a Participant participates in another plan which includes a qualified cash or deferred arrangement, and such Participant contributes in the aggregate more than the amount permitted under this subparagraph (3) and corresponding provisions of the other plan and the Participant notifies the Plan Administrator not later than March 1st following the close of such calendar year, then the Plan Administrator shall distribute to the Participant not later than April 15th following the close of such calendar year the excess amount (plus any income and minus any loss allocable to such amount) which the Participant allocated to this Plan.

(4)

The Plan shall be administered in all cases in accordance with the final regulations issued under Sections 401(k) and 401(m) of the Code, and any provision of the Plan to the contrary shall be deemed superseded by the applicable provisions of such regulations.

(b)	Catch-Up Contributions

All Participants who are eligible to make Before-Tax Contributions under this Plan and who have all attained age fifty (50) before the end of the calendar year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v) and any guidance issued thereunder by the Internal Revenue Service. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions. Amounts that are contributed as catch-up contributions shall be taken into account as Before-Tax Contributions in determining the amount of Matching Contributions to which the Participant is otherwise entitled under the Plan.

(c)	Roth 401(k) Contributions

(1)

An Eligible Employee may elect to make Roth 401(k) Contributions to the Plan, in the same manner and at the same time as an election of Before-Tax Contributions, in lieu of all or a portion of the Before-Tax Contributions the Participant is otherwise eligible to make under the Plan. Any such Roth 401(k) Contributions will be allocated to a separate account maintained for such Roth 401(k) elective deferrals as described in this Section. Unless specifically stated otherwise, Roth 401(k) Contributions will be treated as Before-Tax Contributions for all purposes under the Plan.

(2)

Contributions and withdrawals of Roth 401(k) Contributions will be credited and debited to the Roth 401(k) Account maintained for each Participant, and the Plan shall maintain a record of the amount of Roth 401(k) Contributions in each Participant’s account. Gains, losses, and other credits or charges will be separately allocated on a reasonable and consistent basis to each Participant’s Roth 401(k) Account and the Participant’s other accounts under the Plan. No contributions other than Roth 401(k) Contributions and properly attributable earnings will be credited to each Participant’s Roth 401(k) Account.

(3)

A Participant (with the exception of a non-spouse beneficiary) may elect to transfer to his or her Roth 401(k) Account any or all vested amounts in his or her Account (other than amounts already attributable to his Roth 401(k) Account and for actively employed Participants, amounts contained in such Participant’s Retirement Savings Contribution Account and any other amounts similarly not eligible for in-service distributions), whether or not such Participant is eligible for a distribution of such amounts under the terms of the Plan. Any such transfer (an “In-Plan Roth Conversion”) shall be made by a direct rollover and in accordance with the provisions of Section 402A(c)(4) of the Code and any guidance issued thereunder. Following the In-Plan Roth Conversion: (i) all amounts in the Participant’s Roth 401(k) Account that are attributable to the In-Plan Roth Conversion shall be treated as Roth 401(k) Contributions for all applicable purposes under the terms of the Plan; and (ii) the amount of any In-Plan Roth Conversion shall be reportable as income to the Participant in the calendar year of the In-Plan Roth Conversion; provided, however, that with respect to any In-Plan Roth Conversion of After-Tax Contributions shall be reportable as income to the Participant in the calendar year of the In-Plan Roth Conversion. A Participant’s election to make an In-Plan Roth Conversion is irrevocable.

2.	Change in Amounts of Employee Contributions

A Participant may change his or her Employee Contribution amounts by authorizing the Company to deduct or defer any higher or lower amount permitted by Paragraph 1 of this Section.

3.	Collection of After-Tax Contributions

After-Tax Contributions shall be permitted only by deduction from a Participant’s Compensation, except that cash payments equivalent to the monthly After-Tax amount allowed by Paragraph 1 (a) of this Section may be accepted from a Participant on leave of absence granted under the Service Recognition Policy and shall be treated as deductions from the Employee’s Compensation for purposes of this Plan.

4.	Voluntary Suspension of Employee Contributions

A Participant who has an account balance in the Plan may authorize suspension of his Employee Contributions without terminating his participation in the Plan.

V.	COMPANY CONTRIBUTIONS

1.	Matching Contributions

Each Participating Company shall contribute to the Trust for each payroll period on behalf of each Eligible Employee an amount equal to one hundred percent (100%) of such Participant’s Employee Contributions for such Plan Year not in excess of six percent (6%) of such Compensation, reduced by the amount of Matching Contributions previously credited to the Participant’s Account for the Plan Year, provided that the contribution under this Section shall not cause the total contributions by the Participating Company to exceed the maximum allowable current deduction under the applicable provisions of the Code. Matching Contributions on behalf of an Eligible Employee shall be credited to such Eligible Employee’s Matching Contribution Account and shall be made no later than the date on which amounts so paid may be deducted for Federal income tax purposes for the taxable year of the employer in which the Plan Year ends. In determining whether a Participant’s Employee Contributions are matched or unmatched, Matching Contributions will be allocated first to Before-Tax Contributions.

2.	Retirement Savings Contributions

Each Participating Company shall contribute to the Trust for each Plan Year such amount as it shall determine in its discretion, provided that the contribution shall not cause the total contributions by the Participating Company to exceed the maximum allowable current deduction under the applicable provisions of the Code and provided that any amount of Retirement Savings Contribution by a Participating Company must be approved in advance by the Company. Such contributions shall be allocated to the Retirement Savings Contribution Accounts of Participants employed by such company who are eligible to share in such Retirement Savings Contribution and who received Compensation during such month, in proportion to their Compensation for the portion of the month during which each is an Eligible Employee.

VI.	INVESTMENT FUNDS

The following Funds shall be established for the investment of a Participant’s Account. The Investment Committee shall designate specific investment options offered within each category.

1.	Core Investment Funds

These funds will include actively and passively managed funds, and may include separately managed accounts managed by Investment Managers specifically for plans sponsored by the Company, collective trusts, or mutual funds.

2.	Company Stock Fund

The Company Common Stock Fund is designated as a stock bonus plan that is an employee stock ownership plan designed and intended to invest primarily in qualifying employer securities allowing the Company to take advantage of the tax deduction under Section 404(k) of the Internal Revenue Code. Amounts deposited in the Company Stock Fund shall be invested in Company common stock (“Company Stock”) without regard to (i) the diversification of assets, (ii) its risk profile, (iii) the amount of income provided by it, or (iv) the fluctuation in its fair market value, unless the Investment Committee, or its delegate, determines in its sole discretion that there is a serious question regarding the Company’s short-term viability as a going concern, or the financial collapse and bankruptcy of the Company are unavoidable.

3.	Age Targeted Funds

Amounts deposited in these Funds shall be invested in asset allocation funds, which may be separately managed accounts, linked to a target retirement age consisting of a portfolio diversified among the equity and fixed income sectors of the securities marketplace. Assets are transferred among these sectors in such manner and to such extent as the Investment Committee or fund manager shall select.

4.	Self-Directed Brokerage Fund

Amounts deposited in the Self-Directed Brokerage Fund will be invested, at the direction of the Participant, in mutual funds available through the brokerage.

5.	Loan Fund

Amounts transferred to the Loan Fund from the other Funds shall be loaned to Participants.

6.	Other Stock Funds

(a)

The Investment Committee may permit investments in other individual stocks as it deems appropriate in connection with corporate transactions or plan mergers. Participant accounts that were transferred from the Corteva Plan as a result of the Corteva separation and held investments in the securities of Dow, Inc. and Corteva, Inc. (“Dow Common Stock” and “Corteva Common Stock”) may continue to hold Dow Common Stock and Corteva Common Stock in their Plan account as determined by the Investment Committee. No additional amounts shall be allocated to Dow Common Stock or Corteva Common Stock.

(b)

Effective June 1, 2020, the Corteva Common Stock fund shall be eliminated from the Plan and all Corteva Common Stock remaining in the Plan shall be liquidated and immediately reinvested in the investment fund as selected by the Investment Committee.

Effective April 1, 2020, the Dow Common Stock fund shall be eliminated from the Plan and all Dow Common Stock remaining in the Plan shall be liquidated and immediately reinvested in the investment fund as selected by the Investment Committee.

(c)

Transfers and Dividends. Notwithstanding any other provision of this Plan to the contrary, an account holder may authorize the transfer of all or part of the value of his or her account invested in these stock funds into any other investment fund available under the Plan, but may not authorize any contributions or additional transfer into these Funds. Dividends paid with respect to shares of common stock under this Subsection 6 shall not be invested in these Funds, but shall instead be invested according to a Participant’s current investment directions.

VII.	INVESTMENT DIRECTION

1.	Investment of Account

Each Participant shall authorize the Company to allocate his or her Account, including Before-Tax Contributions, After-Tax Contributions, Company Matching Contributions and Retirement Savings Contributions among investment options offered under the Plan in percentages in whole multiples of one percent (1%).

A Participant may change his investment direction by authorizing any other allocation permitted by this Section. Pursuant to Section 404(c) of the Employee Retirement Income Security Act (“ERISA”), to the extent that a Participant exercises control over assets in his or her Account, then the Plan’s Trustee and other Named Fiduciaries shall not be responsible for any investment losses attributable to a Participant’s investment decisions with respect to such assets. This Plan is intended to qualify as an ERISA Section 404(c) plan, and shall at all times be interpreted and administered accordingly.

2.	Separate Accounting and Nonforfeitability

A Participant’s Before-Tax Contributions and After-Tax Contributions and earnings thereon will be nonforfeitable. A Participant’s Before-Tax Account will be maintained in a separate account from a Participant’s After-Tax Contributions, Company Contributions and earnings thereon.

VIII.	FUND TRANSFERS

1.	Transfers Among Funds

A Participant may authorize the transfer of all or part of the value of his or her Account among Funds, subject to the following rules:

(1)	such Transfers may be made in any whole multiple of one percent (1%) or in any number of Fund Units and/or Shares; and

(2)	all Transfers are subject to any trading restrictions imposed on each specific investment alternative.

The determination of values for this purpose shall be made in accordance with the provisions of Sections X. and XI.

2.	Transfers to Loan Fund from Other Funds

A Participant who is granted a Loan or Loans from the Plan shall authorize the Transfer of cash to a Loan Fund in an amount equal to the principal amount of the Loan or Loans. Such Transfers shall be made pro rata from the Funds and from the Participant’s borrowable Account balance in the following order:

(a)	Rollover Contribution Account

(b)	After-Tax Contribution Account;

(c)	Before-Tax Contribution Account;

(d)	Matching Contribution Account attributable to Matching Contributions credited before January 1, 2008;

(e)	Matching Contribution Account attributable to Matching Contributions credited on or after January 1, 2008.

3.	Transfers to Other Funds from Loan Fund

Repayments of principal and interest to the Loan Fund shall be transferred to the other Funds in the same proportion that current investment direction of contributions is made to those Funds under Sections VII.1. and 2. If there is no current investment direction, Transfers under this Paragraph shall be made to the default investment fund as selected by the Investment Committee. Repayments of principal under this Paragraph shall be restored to the Participant’s Account in reverse order from that set forth in Paragraph 2 of this Section. Payments of interest shall be treated as Earnings and shall be allocated to the Account in the same proportion that unpaid principal from each Account bears to the total unpaid principal prior to such payment.

4.	Restrictions on Transfers and Investments

Despite any other provisions of the Plan, the Investment Committee may at any time implement restrictions on investment options, or decline to implement investment instructions, as it deems appropriate to protect the interests of Plan Participants.

IX.	[Reserved]

X.	OPERATION OF INVESTMENT OPTIONS

Throughout this Section, the words “the Fund” shall mean the investment options available under the Plan, except the Loan Fund.

1.	Fund Investments

Amounts allocated to the Fund(s) in accordance with the terms of this Plan shall be paid by the Company to or at the direction of Trustee(s) appointed by the Company for the Fund(s), and shall be deposited in an account for the Fund(s).

2.	Fund Valuation

(a)

All deposits to each Fund that is a separately managed account or collective trust shall be expressed as units of participation in the Fund. The Trustee shall determine each day’s unit value based on the assets of the Fund. Assets shall consist of all deposits to the Fund and all interest credited or accrued to such deposits pursuant to investment arrangements adjusted for expenses allocated to the Fund. No Participant in a Fund shall have ownership in any particular investment in the Fund.

(b)

The current fair market value of assets held in Funds that are registered investment companies shall be equal to the share price, including accrued income, determined on each day on which business is transacted on the New York Stock Exchange.

(c)

Fund valuations determined in accordance with this Section shall be made before recording in the Fund After-Tax Contributions, Before-Tax Contributions, Company Contributions, Withdrawals, Terminations of Participation, and Transfers among Funds.

3.	Fund Units or Shares

(a)	Amounts allocated to the Fund(s) shall be credited to Participant Accounts in dollars, in shares, and/or in units, as appropriate, of ownership in the Fund(s).

(1)	The value of a unit or share shall be determined as follows:

(A)

The value of a unit in a Fund that is a separately managed account shall be determined by dividing the total value of the Fund, adjusted for expenses allocated to the Fund, for that business day by the corresponding total number of units in the Fund before adding or subtracting any units for that business day.

(B)	the value of each mutual fund share shall be determined on each business day by the Investment Manager(s) of the Fund.

(2)

The number of units or shares credited to each Participant’s Account for the current business day shall be determined by dividing the amounts of the Participant’s After-Tax Contributions, Before-Tax Contributions, Company Contributions, and/or Transfers among Funds for the current business day by the value of one unit or share for that day.

(b)

The current value of a Participant’s Account in the Fund, as needed for Withdrawals, Termination of Participation, Loans, Transfers among Funds, or periodic reports to Participants, shall be determined by multiplying the total number of his or her respective Units and/or shares in the Fund (after additions for the current day) by the value of one Unit and/or share respectively for that business day. Also, the number of respective Units and/or shares to be deducted from a Participant’s Account because of forfeiture, Loan, or Withdrawal of a specified amount shall be determined by dividing such amount by the value of one Unit and/or share respectively for that day.

4.	Voting of Shares

Each Participant shall be entitled to direct the Trustee as to the manner in which voting rights with respect to the shares or units represented by the Participant’s Account in the Fund are to be exercised, except that no voting rights shall be exercised by Participants with respect to Funds that are separately managed accounts. The Trustee shall vote the number of shares or units in accordance with such instructions. If a Participant does not return voting proper instructions in a timely manner, such inaction shall be deemed an election not to vote such shares or to vote such shares as the default option described on the proxy or voting instructions, as applicable.

XI.	OPERATION OF COMPANY STOCK FUND

1.	Purchase of Company Common Stock

Amounts allocated to the Company Stock Fund shall be used to purchase Company Stock. Such Company Stock and any other assets of the Company Stock Fund shall be held in the name of the Trustee or of one or more of its designated nominees. The Trustee may sell any stock purchase warrants or distribution of property received, and the proceeds shall be invested currently in Company Stock. Any stock dividend, split-up or other change in Company Stock, or any distributions of property applicable to the shares held by the Trustee, shall be applied for the exclusive benefit of the account holders in the Company Stock Fund.

2.	Participant’s Account

(a)

Amounts allocated to a Participant’s Account representing his or her investment in the Company Stock Fund shall be credited in dollars and in a proportionate number of full shares and fractional interests in a share of Company Stock. Such proportionate number shall be determined on the basis of the ratio of the amount allocated to his or her account to the total of all amounts allocated to the Company Stock Fund for the business day.

(b)

A Participant shall be credited with a proportionate number of full shares and fractional interests in a share of any Company Stock acquired by the Trustee as a result of any addition due to stock dividends, stock purchase warrant, split-up or other change, or distribution of property applicable to such stock. Such proportionate number shall be determined on the basis of the ratio of his or her total shares to the total of all shares in the Company Stock Fund to which such income or addition applies. In the event a Participant has transferred all funds out of the Company Stock Fund prior to payment of a stock dividend, stock purchase warrant, split-up or other change, or distribution of property applicable to stock held in the Company Stock Fund, the full shares or fractional interests in a share, if any, allocable to such transferred funds on account of such stock purchase, warrant, split-up or other change, or distribution or property shall be paid in cash in accordance with the Participant’s current investment direction.

3.	Valuation of Company Stock Fund

(a)	Valuation: Account Status

The current value of an Account in the Fund on any business day shall be the total number of shares and fractional interests in a share in the Account multiplied by the closing price of Company Stock on the New York Stock Exchange for that business day, plus any proportionate ownership of accrued income and cash held for a Participant by the Trustee for the Fund.

(b)	Valuation: Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions

For purposes of Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions, the value of shares liquidated in connection with the transaction shall be the average selling price as determined by the Trustee on the date of the transaction.

(c)	Valuation: Fund Transfers In and Purchases of Company Stock.

For purpose of Fund Transfers In and Purchases of Company Stock, the value of the Company Stock purchased in connection with the transaction shall be the average purchase price as determined by the Trustee on the date of the transaction.

4.	Voting and Tender of Shares

Each Participant shall be entitled to direct the Trustee as to the manner in which voting rights with respect to any Company stock attributable to the number of shares and fractional interest in a share represented by the Participant’s Account in the Company Stock Fund are to be exercised. The Trustee shall vote the number of shares in accordance with such instructions. Any such instructions shall remain in the strict confidence of the Trustee. If a Participant does not return proper voting instructions to the Trustee in a timely manner, the Investment Committee shall engage an independent fiduciary to exercise such voting rights.

Each Participant shall be entitled to direct the Trustee as to whether to exercise a tender offer with respect to any Company stock or Corteva Stock credited to such Participant’s Account in the Company Stock Fund or Corteva Stock Fund, as applicable. The Trustee shall tender such shares in accordance with such instructions. If a Participant does not return proper tender instructions to the Trustee in a timely manner, such inaction by the Participant shall be deemed a decision not to tender, and the Trustee shall not tender shares credited to such Participant’s Account.

5.	Cash Dividends on Company Stock

Any cash dividend paid with respect to shares of Company stock allocated to a Participant’s Account as of the record date of such dividend will be, as elected by the Participant prior to the payment date in the form and matter required by the Company, (1) distributed in cash to the Participant as soon as administratively practicable following the date such dividend is paid by the Company (but in no event later than 90 days following the end of the Plan Year in which such dividend is paid by the Company) or (2) retained by the Trustee for credit to the Participant’s accounts Account in the Company Stock Fund. Any dividends credited to a Participant’s Account pursuant to this paragraph shall be fully vested to the extent required by Section 404(k) of the Code.

XII.	OPERATION OF THE LOAN FUND

1.	Establishment of Loan Account

Amounts transferred to this Fund shall be loaned to the Participant provided the Administrative Committee or its delegate has received the documents described in Section XIII.8.(d). The promissory note executed by the Participant shall be held by the Trustee until the loan has been paid in full.

2.	Interest

Interest at the rate prescribed in the loan agreement shall accrue daily.

3.	Repayments

Repayments of principal and interest amounts shall reduce the loan Fund and be transferred to the Participant’s Account(s) as provided in Section VIII.3. When the account balance in the loan Fund has been reduced to zero, the Administrator shall notify the Trustee that the loan has been repaid and the Trustee shall cancel the promissory note and return it to the Participant, if the Participant so requests. The Administrator shall notify Participant that loan has been repaid.

4.	Fund Valuation

The current value of the Account on any date shall be the outstanding loan balance plus any unpaid accrued interest.

XIII.	PARTICIPANT LOANS

A Participant with a borrowable account balance of $1,000 or more may request a loan subject to the conditions stated in this Section (hereafter, Loan).

1.	Determination of Borrowable Account Balance

For purposes of this Section and Section VIII., the borrowable account balance shall equal one-half of the Participant’s vested Accounts (but excluding Retirement Savings Contribution Account), and less amounts held in account pursuant to a qualified domestic relations order.

2.	Amount of Loan

Loans shall not be for less than $1,000. The maximum amount of any Loan from this Plan may not exceed the Participant’s borrowable Account balance, and, when added to the outstanding balance(s) of all other loans from this or any other qualified plans sponsored by any member of the controlled group, shall not exceed the lesser of:

(a)	$50,000, reduced by the highest outstanding balance of Loans from the controlled group profit sharing plans during the one-year period ending on the day before the date on which such Loan was made, or

(b)	one-half of the Participant’s nonforfeitable account balance(s) in all controlled group profit-sharing plans.

A Participant may be required to pay fees in connection with a Loan, in the discretion of the Investment Committee.

3.	Interest

The rate of interest for Loans granted during any monthly period shall be determined as of the last working day of the month preceding the date on which the Loan application is made and shall be a rate that provides the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances.

4.	Term of Loans

The term of the Loan shall be the period requested by the Participant and accepted by the Administrator. The minimum term shall be 12 months and the maximum term 60 months, except for a qualified residential Loan. The maximum term for a qualified residential Loan shall be 120 months. The Administrator shall determine, based on information furnished by the Participant, whether a Loan is a qualified residential Loan, as defined in Paragraph 8. of this Section.

5.	Repayment

(a)	Payroll Deduction

Except as provided in Subparagraph (b) below, Loans shall be repaid in installments by deduction from a Participant’s salary or wages according to the amortization schedule in the disclosure statement.

Notwithstanding the foregoing, a Participant shall have the right to repay at any time prior to the expiration of the term of the Loan, without penalty, the outstanding balance of the Loan plus accrued interest to the end of the month in which repayment occurs. Such payment shall be made in such form as permitted by the Administrator.

If the Participant’s salary or wage payment is not sufficient to allow deduction of the full installment and the Participant does not make a direct payment, as provided in Paragraph 5.(b) of this Section, a default will be declared under Paragraph 6 of this Section.

(b)	Direct Payment

The Administrator, at the Participant’s request, may permit installments of principal and interest to be repaid in a manner other than by payroll deduction under the following circumstances:

(1)

the Participant, at Company request, is transferred to an affiliated group company or is employed by a partnership or joint venture in which the Company has an ownership interest and does not elect to transfer his or her account to the qualified profit-sharing plan of the company, partnership or joint venture to which he is transferred or employed, or

(2)	the Participant is granted a leave of absence without pay under the Service Rules, or

(3)	the Participant’s salary or wage payment is not sufficient to allow deduction of the full installment payment, or

(4)

a Participant terminates employment or transfers to an Affiliated Group company and continues to repay the loan through direct withdrawal from a bank account or other automatic payment method approved by the Plan Administrator.

6.	Declaration and Notice of Default

If, while any portion of a Loan granted under this Section is outstanding, the Participant fails to make a scheduled repayment or a direct payment when due, the Loan shall be declared in default.

The Plan Administrator may reinstate a Loan following a declaration of default, provided:

(1)	all payments of principal and interest in arrears are received by the Plan Administrator prior to a Deemed Withdrawal under Paragraph 7 of this Section; and

(2)	the Plan Administrator receives adequate assurance that future installments will be received on a timely basis.

7.	Deemed Withdrawal

(a)

The balance of the Participant’s Loan shall be deemed to have been withdrawn from the Plan by the Participant (Deemed Withdrawal) if and when the Plan Administrator does not reinstate a Loan under Section XIII.6. on the earlier of the date of distribution of the Participant’s Account or the 90th day after a default for any reason set forth in Section XIII.6.

A Deemed Withdrawal shall not be considered a withdrawal for purposes of the limitation on the number of withdrawals permitted under Section XIV.1.

(b)

Notwithstanding the foregoing, no Deemed Withdrawal shall be permitted if such withdrawal would adversely affect the status of the Plan under Section 401(a) or 401(k) of the Code. The Plan Administrator may take such action as it deems necessary to insure repayment of Loans made under this Section and compliance with applicable law.

8.	General Conditions

(a)

Any Participant may receive a Loan from the Plan. For purposes only of the Loan program provided for herein, Participant shall mean any “Party in Interest”, as that term is defined in Section 3(14) of the Employee Retirement Income Security Act (ERISA) who has a borrowable Account balance in the Plan of at least $1,000, or to any person who has a vested account under the Plan and who is employed by an Affiliated Company. For purposes of this Article XIII., Affiliated Company shall mean a corporation that has adopted the Plan or any other profit sharing plan and is a member of the controlled group of corporations (within the meaning of Section 1663(a) of the Code, determined without regard to Code Section 1563(a)(4) and Section 1563(e)(3)(c)) of which the Company is parent, and any corporation which is not a member of the controlled group of corporations but in which the Company has an ownership interest.

(b)

A Participant may not have more than two Loans from the Plan outstanding at any time, provided that Participants who have more than two loans outstanding as of June 1, 2019, will be permitted to repay their loans according to their original terms.

(c)	At all times during the term of the Loan(s), the Participant must have a balance in his Loan Fund equal to the outstanding balance of the Loan(s).

(d)	No Loan shall be made to any Participant until the execution and/or submission by the Participant of:

(1)	a Loan application completed in a manner prescribed by the Plan Administrator;

(2)	a promissory note payable to the Trustee in the amount and on a form prescribed by the Plan Administrator; and

(3)	a written authorization for Loan repayment by means of payroll deductions or other method of repayment acceptable to the Plan Administrator.

(e)

A “qualified residential loan” is a Loan used to acquire or construct any dwelling unit which within a reasonable time (determined at the time the Loan is made) is to be used as a principal residence of the Participant.

(f)

All Participants granted Loans under this Section shall receive a statement disclosing the terms of the Loan, including the interest rate, amount of interest to be paid over the term of the Loan and payment conditions (disclosure statement).

(g)

No Loan may be granted that would adversely affect the status of the Plan as one which qualifies under Section 401(a) or 401(k) of the Code or the status of the trust as one which is exempt from Federal income tax under Section 501(a) of the Code.

(h)	Notwithstanding anything above to the contrary, the Administrator may deny a Loan if in its judgment the Participant will not have sufficient income to meet his Loan payments as they become due.

The Administrator is responsible for the administration of the Loan program described in this section.

XIV.	WITHDRAWALS

1.	General Conditions

(a)

A Participant may make three withdrawals in any calendar year under the provisions of this Section from his Account, except that a hardship withdrawal from the Participant’s Before-Tax Account shall not count towards the three withdrawal limit.

(b)	Withdrawn amounts will be valued as of the valuation date on which the transaction is processed.

(c)	Withdrawals under this Section may be made in cash or in kind as provided in Section XVI.2, whichever is applicable.

(d)	After-Tax and Rollover Contribution Accounts must be withdrawn before any withdrawals of Before-Tax or Matching Contribution Accounts.

2.

After-Tax and Rollover Contribution Accounts. A Participant or beneficiary may withdraw up to the total value of the amount in his or her Rollover Account and After-Tax Contribution Accounts, less amounts previously withdrawn, at any time, by submitting his request in a form designated by the Administrator.

3.

Matching Contribution Account. A Participant or beneficiary may withdraw up to the total value of the amount in his or her vested Matching Contribution Account, less amounts previously withdrawn, by submitting his request in a form designated by the Administrator. Matching Contributions relating to Compensation paid on or after January 1, 2008 may be withdrawn only upon Separation from Service or attainment of Age 59 1/2.

4.

Retirement Savings Contribution Account. A Participant or beneficiary may withdraw up to the total value of the amount in his vested Retirement Savings Contribution Account, less amounts previously withdrawn, by submitting his request in a form designated by the Administrator. A Participant may withdraw Retirement Savings Contributions only upon Separation from Service.

5.

Before-Tax Contribution Account and Roth 401(k) Account. A Participant or surviving spouse may withdraw up to the total value of the amount in his Before-Tax Contribution Account, less amounts previously withdrawn, by submitting his request in a form designated by the Administrator. A Participant may withdraw amounts from his Before-Tax Contribution Account only upon Separation from Service, attainment of Age 59 1/2, or as a hardship withdrawal in accordance with Section XV.

XV.	HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT

1.	Definition of Hardship

A Participant may make a withdrawal in cash from his or her Before-Tax Account and Roth 401(k) Account by establishing hardship. In order to prove hardship, a Participant must show (1) that he has an immediate and heavy financial need; and (2) that the hardship distribution is necessary to satisfy the immediate and heavy financial need. The Administrator shall act on requests for withdrawals and appeals under this Section. The amount of an immediate and heavy financial need may, at the participant’s request, include any amounts necessary to pay any federal income taxes or penalties reasonably anticipated to result from the distribution.

2.	Establishment of Immediate and Heavy Financial Need

A Participant may establish the existence of an immediate and heavy financial need by showing that his immediate and heavy financial need results from one of the following deemed hardship conditions:

a.	Medical expenses described in Section 213(d) of the Internal Revenue Code incurred or to be obtained by the Participant, the Participant’s spouse, or any dependents of the Participant;

b.	Purchase (excluding mortgage payments) of a principal residence for the Participant;

c.	Payment of tuition, related educational fees and room and board for the next twelve months of post-secondary education for the Participant, the Participant’s spouse, children or dependents; or

d.	The need to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence; or

e.	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents; or

f.

Expenses for the repair of damage to the Participant’s principal place of residence that would qualify for the casualty deduction under section 165 of the Internal Revenue Code (without regard to whether loss exceeds gross income).

For purposes of these deemed hardship conditions only, references to “spouse or dependents” of a Participant shall include an individual who is the Participant’s domestic partner, as determined by the Administrative Committee.

3.	Distribution Necessary to Satisfy Immediate and Heavy Financial Need

A Participant may establish that the hardship distribution is necessary to satisfy his or her immediate and heavy financial need in one of two ways. Under no circumstances will a distribution be considered necessary to satisfy an immediate and heavy financial need if it is in excess of that need. A Participant may demonstrate by all relevant facts and circumstances that a distribution is necessary to satisfy the hardship need. Under this facts and circumstances option, a Participant must establish in a sworn and notarized statement that the immediate and heavy financial need cannot be relieved

(a)	through reimbursement or compensation by insurance or otherwise;

(b)	by reasonable liquidation of the Participant’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(c)	by cessation of employee Before-Tax and After-Tax Contributions under the Plan; or

(d)

by other distributions or loans from any plans maintained within the Controlled Group of companies or from plans maintained by another employer, or by borrowing from commercial sources on reasonable commercial terms unless such loan or distribution would increase the amount of the need.

For purposes of the preceding paragraph, assets of the Participant include assets of the Participant’s spouse and minor children reasonably available to the Participant. Property held for a Participant’s child under an irrevocable trust or under the Uniform Gifts to Minors Act shall not, however, be treated as an available resource of the Participant.

Alternatively, a Participant’s request for a distribution to meet an immediate and heavy financial need may be deemed necessary to satisfy the need. Under this option, a Participant must establish in a sworn and notarized statement that:

(a)	The distribution is not in excess of the amount of the Participant’s immediate and heavy financial need; and

(b)	The Participant has obtained all distributions, other than hardship distributions, and all loans currently available under all plans maintained by the Controlled Group of companies.

4.	Amount Withdrawable

The amount which may be withdrawn cannot exceed the total of the Participant’s Before-Tax Contributions (and income allocable thereto credited to a Participant as of December 31, 1988) nor the amount necessary to satisfy the immediate and heavy financial need created by the hardship.

In no event, however, may a Participant withdraw any Qualified Non-elective Contribution (as described in Section IV.1.(a)(2)(D)) allocated to his or her account.

XVI. VESTING AND TERMINATION OF PARTICIPATION

1.	General Conditions

(a)

A Participant’s vested Account balance shall be distributed upon his or her Separation from Service or death, provided that distribution of the individual’s Before-Tax Account may be made as described in this Section only after he or she attains age 59 1/2 or terminates his or her service with the Controlled Group, whichever occurs first. A Former Participant who, prior to his or her termination of service, elected to defer receipt of his or her Account balance under this Subparagraph may, at any time prior to settlement of his or her accounts, request immediate distribution of the balance in his or her Account less any required forfeiture of Company Contributions.

(b)

A Participant shall have a 100% nonforfeitable interest at all times in his Before-Tax Contribution, After-Tax Contribution, and Rollover Contribution Accounts, and his or her Matching Contribution Account.

(c)

A Participant shall have a nonforfeitable interest in his or her Retirement Savings Contribution Account when a Participant has to his or her credit three (3) Years of Service. A Participant who has fewer than three (3) Years of Service to his or her credit shall have no nonforfeitable interest in his or her Retirement Savings Contribution Account.

(d)

In all cases, however, a Participant shall have a 100% nonforfeitable interest in his or her entire Account upon his or her attainment of Age 65 while an Employee, or if his or her Separation from Service is due to (1) his or her Spouse being transferred by the Company to an employment location outside the immediate geographic area, (2) the abolishment of his or her position or job with the Company or Participating Company, (3) his or her Total Disability, or (4) death. A Participant who dies while performing qualified military service (as defined in Code Section 414(u)) shall be treated as having a Separation from Service due to death.

2.	Distribution of Accounts

(a)

Subject to the conditions in Paragraph 1 of this Section and Subparagraphs (b) and (i) of this Paragraph, unless the individual has elected periodic payments or deferral of payment as otherwise permitted by the Plan, as soon as practicable after Separation from Service, distribution of the balance in the individual’s vested Accounts, will be made in a lump sum on the following bases:

(1)

Except as provided in (2) or (3) below, cash equal to the value of the individual’s Units and/or Shares, as appropriate, at the valuation date on which the termination of participation occurs, or, where termination is on account of death, the valuation date of the business day preceding the day of distribution.

(2)

Subject to Section VI.6(b) above, for amounts held in the Company Stock Fund, Dow Common Stock Fund, or, the Corteva Stock Fund, delivery of full shares of Company common stock, Dow Common Stock, or Corteva Stock, as applicable, in the individual’s account, plus the value in cash of any fractional interests in a share of such stock and accrued income at the valuation date on which termination of participation occurs or, at the election of the individual, some or all in cash.

(3)	Delivery of any promissory note(s) in the individual’s account, if requested.

(b)	Beneficiary Designation

(1)

A Participant or Spouse Beneficiary may designate any beneficiary or beneficiaries he or she chooses to receive all or part of his or her vested interest in his or her Account in case of his or her death, and he or she may replace or revoke such designation. However, in the event the Participant or Spouse Beneficiary has a spouse, no designation of a person other than the spouse shall be permitted, unless such spouse has consented in writing in the manner prescribed by the Company to another beneficiary, or such consent could not be obtained because the spouse could not be located or because of such other reasons as applicable Treasury Regulations may provide in which case distribution shall be made as provided in subparagraph (a) of this Section. If no surviving spouse exists and no beneficiary designation is in effect, distribution shall be made to the decedent’s estate.

With respect to non-Spouse Beneficiaries (including a beneficiary who is a spouse of a Former Participant), the balance of a deceased Participant’s or Alternate Payee’s Plan Account will remain in the Plan and Funds as of the time of his or her death, pending distribution or transfer to a beneficiary account. Total distribution shall be made to such beneficiaries no later than the last date permitted by Code Section 401(a)(9) and related regulations.

If in the opinion of the Company there is a question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the decedent’s estate, in which event the Trustee and the Company shall have no further liability to anyone with respect to such amounts. Non-Spouse Beneficiaries may not designate beneficiaries; account balances remaining at the time of their death will be paid to their estates as soon as practicable following the death of the Non-Spouse Beneficiary; provided that amounts not in excess of amounts required to be distributed under Section 401(a)(9) may be paid in a direct rollover to an individual retirement account, if elected by such Non-Spouse Beneficiary in accordance with applicable provisions of the Code.

(2)

If the Plan Administrator receives a qualified disclaimer (as defined in Code Section 2518) from any designated beneficiary entitled to benefits as a result of, and within nine months after the death of a Participant, Spouse Beneficiary, or Alternate Payee, such benefits shall instead be paid to an alternate beneficiary determined according to a valid beneficiary designation made by the deceased. Payment to an alternate beneficiary on account of receipt of a qualified disclaimer shall not be treated as a violation of Section XVII. of the Plan. The

Plan Administrator may also accept a disclaimer by a beneficiary of a Participant, executed after the Participant’s death, of all or part of the benefits due to be paid to the beneficiary under the Plan, in accordance with rules adopted by the Plan Administrator.

(c)	Retirement Deferral Election

(1)

Notwithstanding any provisions of this Section to the contrary, a terminated Participant, or the Spouse Beneficiary of a deceased Participant may elect, revoke, or reelect an option to have the distribution in the Participant’s vested accounts made no later than April 1 of the calendar year following the year in which he or she attains age 70 1/2 except that, in the case of a Spouse Beneficiary, distribution of the balance in the accounts shall commence on or before the later of the end of the year in which the deceased employee would have attained age 70 1/2 or the end of the year after that in which the employee died. In the event the Participant is reemployed and reenrolls in the Plan prior to the specified month, the election will be revoked and no distribution will be made on account of the prior termination of employment. A Participant or Spouse Beneficiary may revoke the election and request distribution of the balance in the accounts at any time prior to the time prescribed by this subparagraph.

(2)

With respect to a Participant or Spouse Beneficiary who has made an election under this Section XVI.2.(c), transfers between Funds shall be permitted as set forth in Section VIII.; and up to three (3) withdrawals may be made during each calendar year in accordance with Section XIV.

(3)

At any time prior to settlement of the accounts under this Subparagraph, the terminated Participant, or Spouse Beneficiary may direct payment of the vested balance of his or her accounts in accordance with Paragraph 3 of this Section. In the absence of such direction, the distribution will be valued as of the date of settlement.

(d)	Application of Forfeitures

All amounts forfeited by Participants terminating their participation in the Plan shall be applied to reduce Company Contributions required by Section V or to pay administrative expenses of the Plan, as directed by the Plan Administrator.

(e)	Sale of Business or Facility

A Participant whose employment with the Company or with a partnership or a joint venture in which the Company has an ownership interest and with whom such Participant was employed at Company request, is to be terminated in connection with the sale by the Company of any business or facility or of the Company’s interest in such entity, may, at any time prior to termination of employment (or at a later date, as permitted and determined in the sole discretion of the Company based on business conditions concerning the sale), designate that the vested balance in his Account be paid in cash and promissory note(s) directly to the trustee of a qualified defined contribution plan maintained by the purchaser of the business or facility if such plan will accept the transfer of assets and note(s). If the transferee plan will accept a transfer of shares of stock, the Company, in its sole discretion, may permit a transfer in kind of such stock.

Payment to the trustee of the receiving plan will be made as soon as practicable after the Company receives satisfactory proof that the requirements of Section 414(1) of the Code will be satisfied in the transfer of assets. At any time prior to such transfer of assets, the individual may request distribution of the balance of his accounts. Such payment to the trustee of the receiving plan or distribution to the individual will be in cash (and promissory note(s), if applicable) as of the valuation date on which such proof or request, respectively, is received by the Company.

(f)	Post Termination Participation

After termination of service, Former Participants may defer distribution of their Accounts under the Plan if their vested account balances exceed $5,000 at the time of termination and they do not consent to the distribution of their account balances.

No further Company Contributions or employee After-Tax Contributions or Before-Tax Contributions will be permitted. A total distribution may be taken at any time.

(g)

If the amount of any distribution (including any Roth 401(k) account) to a terminated Participant is greater than $1,000, but not more than $5,000, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly, then the amount shall be paid in a direct rollover to an individual retirement plan designated by the Plan Administrator. Automatic distributions of amounts of $5,000 or less will be made in cash.

(h)

If a distribution is required under the terms of this Plan, pursuant to the Code, pursuant to a Qualified Domestic Relations Order, or because an account holder requested a distribution and the account holder or Alternate Payee to whom such a benefit must be paid or who requested payment cannot be located, such distribution shall be held without interest and forfeited six (6) months after the end of the month in which the distribution was required to be made or requested and shall be used to reduce Company Contributions as provided in Section XVI.2.(d) provided that the amount of such forfeiture shall be reinstated without interest if, prior to termination of the Plan, a claim is made by the account holder or Alternate Payee for the forfeited distribution.

(i)

If an account is created for an Alternate Payee pursuant to a Qualified Domestic Relations Order, no Company Contribution or employee After-Tax and/or Before-Tax Contributions will be permitted. A total distribution may be taken at any time. Distribution shall begin to be made to the Alternate Payee under this Subparagraph no later than April 1 of the calendar year following the year in which the Participant, from whom the Alternate Payee’s Account was derived, attains age 70 1/2, and shall be paid over a period ending no later than the latest date as permitted by Code Section 401(a)(9) and related regulations.

3.	Periodic Payment Options

(a)

In lieu of distribution of accounts in accordance with Paragraph 2 of this Section, a terminated Participant, or the Spouse Beneficiary of a deceased Participant may elect, revoke or reelect to have some or all proceeds paid out in one of the following methods of periodic payments:

(A)	Variable Periodic Payments.

Under this option, the proceeds in the Participant’s, or Spouse Beneficiary’s vested Account will be paid out in a specified number of monthly or annual periodic payments beginning in the month following that in which the Participant terminates employment or that in which the Participant, or Spouse Beneficiary elects periodic payout and ending (subject to amounts available in the account) after the specified number of payments have been made or in the month of notification to the Plan Administrator of the death of the Participant or Spouse Beneficiary, the remainder being paid to the designated beneficiary(ies) in accordance with this Section. The specified number of monthly periodic payments under this option cannot exceed a period based on the actuarial life expectancies specified in the Joint and Last Survivor Table in Treasury Regulation Section 1.401(a)(9)-9 for the Participant or Spouse Beneficiary and an individual 10 years younger than the Participant or Spouse Beneficiary (or, if the spouse of the

Participant or Spouse Beneficiary is more than 10 years younger, the actual joint life expectancy). A Spouse Beneficiary may continue to receive the remaining periodic payments after the death of the Participant (provided that payments to the spouse must be made at least as quickly as the spouse’s life expectancy under the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9, beginning on the date the Participant died or reached age 70 1/2); or

(B)	Lifetime Periodic Payments (Minimum Periodic Payments).

Under this option, the proceeds in the Participant’s or Spouse Beneficiary’s vested Account will be paid out in monthly or annual periodic payments based on the actuarial life expectancies specified in the Joint and Last Survivor Tables in Treasury Regulation Section 1.401(a)(9)-9, recalculated annually, for the Participant or Spouse Beneficiary and an individual 10 years younger than the Participant or Spouse Beneficiary (or, if the spouse of the Participant or Spouse Beneficiary is more than 10 years younger, the actual joint life expectancy, beginning with the month following that in which the Participant terminates employment or that in which the Participant or Spouse Beneficiary elects periodic payout, and ending (subject to amounts available in the account) in the month of notification to the Plan Administrator of the death of the Participant or Spouse Beneficiary). Upon the Participant’s death, any remainder shall be paid to the designated beneficiary(ies) in accordance with this Section except that a Spouse Beneficiary of a Participant receiving Lifetime Periodic Payments under this Section XVI.3.(a)(B) may continue receiving installments which shall be recalculated annually over the Spouse Beneficiary’s life expectancy determined in accordance with Treasury Regulation Section 1.401(a)(9) and the Single Life Table contained in those regulations.

(C)	Fixed Payments.

Under this option, the proceeds in the Participant or Spouse Beneficiary’s vested Account will be paid out in a specified monthly or annual amount designated by the Participant or Spouse Beneficiary. The designated amount shall be paid on a monthly or annual basis beginning in the month following that in which the Participant terminates employment or that in which the Participant or Spouse Beneficiary elects the Fixed Payment option and end at such time as the account balance is zero.

(b)

For subparagraphs (A) variable and (B) lifetime, each periodic payment during a calendar year (subject to amounts available in the account) shall be equal to the amount determined by dividing the value of the account, at the payment commencement or the last recalculation date, by the number of months remaining in the term selected for payments under subparagraph (A), or in the life expectancy for payments under subparagraph (B), except that the last payment in a term selected under subparagraph A will be adjusted if necessary to liquidate the account. A recalculation will be performed as of each December 31.

(c)	A Participant or Spouse Beneficiary who elects periodic payments may make Fund Transfers in accordance with Section VIII.1 of this Plan.

(d)

At any time during the periodic payout period, the Participant or Spouse Beneficiary may request distribution of the balance in his or her accounts. Such distribution will be based on the value of the account as of the valuation date on which the request is made. During each calendar year of the periodic payout period, a terminated Participant or Spouse Beneficiary is also eligible to take up to three Withdrawals in accordance with Section XIV.

(e)

If a terminated Participant receiving monthly periodic payments pursuant to this Paragraph is reemployed prior to April 1 of the calendar year following the calendar year in which he or she attains age 70 1/2, periodic payments shall terminate. At the earlier of (i) his or her subsequent Separation from Service, or (ii) March 1 of the calendar year following the calendar year in which he or she attains age 70 1/2, he or she shall designate any type of distribution of the balance in his or her accounts permitted under Paragraph 2 of this Section or this Paragraph 3. However, if the Participant is reemployed after February 28 of the calendar year following the calendar year in which he or she attains age 70 1/2, periodic payments will continue; any increase in the balance in his or her Account attributable to contributions made after his or her reemployment will be distributed in accordance with Paragraph 2 of this Section when his or her service with the controlled group is again terminated.

(f)

Notwithstanding any other provision of this Plan or election by a Participant or Beneficiary to the contrary, distributions shall be made in such minimum amounts and at such times as required by Code section 401(a)(9) and all regulations thereunder. A Participant who has reached his or her Required Beginning Date shall receive a distribution near the end of each year, equal to the amount required to be distributed under Code section 401(a)(9) for the year, less any amounts previously distributed during such year.

(g)

A Participant or Spouse Beneficiary who has received one or more periodic payments may revoke his or her prior election no more than once a year and elect to receive his or her account balance in any other periodic payment options.

4.	Breaks in Service and Loss of Service

(a)

An Employee’s Years of Service shall be disregarded if he or she incurs a Break in Service before attaining Age 65 and at a time when (1) he or she has no vested interest in his or her Account, other than his or her After-Tax Contribution or Rollover Account, or (2) he or she has no Account under the Plan.

(b)

If an Employee is absent from work by reason of pregnancy, childbirth, or placement in connection with adoption, or for purposes of the care of such Employee’s child immediately after birth or placement in connection with adopting, such employee shall be credited, solely for purposes of this Section, with the Hours of Service with which such Employee would have been credited but for the absence; or, if such hours cannot be determined, with eight Hours of Service per normal workday. The total number of hours to be treated as Hours of Service under this Subsection shall not exceed 501. The hours described in this Subsection shall be credited either for the computation period in which the absence from work begins, if the Employee would be prevented from incurring Break in Service in such computation period because the period of absence is treated as Hours of Service under this Subsection, or, in any other case, for the computation period next following the one in which the absence from work begins.

5.	Restoration of Service

The Years of Service of an Employee whose Years of Service have been canceled pursuant to Subsection 4. above shall be restored to his or her credit if he or she thereafter completes an Hour of Service at a time when the number of his or her consecutive one-year Breaks in Service is less than five.

6.	Restoration of Forfeited Amounts upon Reemployment

(a)

If a Participant has a Separation from Service, his or her Retirement Savings Contribution Account shall be closed and the forfeitable amount held therein shall be forfeited as soon as practical following his or her Separation from Service and used in accordance with Section XVI.2.(d).

(b)

If a Participant who has forfeited amounts from his Retirement Savings Contribution Account under this Section again becomes a Covered Employee prior to incurring five consecutive one-year Breaks in Service, he or she shall be deemed to have repaid the amount of the distribution and the amount so forfeited shall be restored to his or her new Retirement Savings Contribution Account as soon as practical after the date he or she again becomes a Covered Employee. Amounts restored under this Subsection shall be charged against the following amounts in the following order of priority: (1) forfeitures for the Plan Year, (2) income or gains or losses to the Plan, and (3) Company contributions for the Plan Year. If the foregoing amounts are insufficient, the Participating Company by whom such Participant is reemployed shall make any additional contribution necessary to accomplish the restoration.

(c)

If a Participant has had five consecutive one-year Breaks in Service and again becomes a Covered Employee, the amount forfeited under Subsection (a) of this Section shall not be restored to his or her new Retirement Savings Contribution Account under any circumstances.

7.	Missing Participants

Neither the Trustee nor the Company shall be obliged to search for or ascertain the whereabouts of any individual entitled to benefits under the Plan. Any individual entitled to benefits under the Plan who does not file a timely claim for his benefits will be allowed to file a claim at any later date, and payment of his benefits, without interest, will commence after that later date.

XVII. NONASSIGNMENT

Except as provided by Section 401(a)(13) of the Code, no assignment of the rights or interests of account holders under this Plan will be permitted or recognized, nor shall such rights or interests be subject to attachment or other legal processes for debts.

XVIII. OPERATION OF THE PLAN AS A TOP-HEAVY PLAN

If it is determined that the Plan is a top-heavy plan, within the meaning of Section 416(g) of the Code, for any Plan Year, this Section will supersede all other provisions to the contrary and apply for such Plan Year.

1.	Minimum Contributions

Contributions by the Company under the Plan on behalf of each Participant who has not separated from service at the end of the Plan year and who is a non-key employee shall not be less than three percent (3%) of his or her Compensation.

2.	Definitions

For purposes of these top-heavy provisions, the following definitions shall apply:

(a)

Key employees and non-key employees. In determining which employees are key employees and which are non-key employees, the criteria set forth in Code Section 416 and the regulations thereunder shall be applied.

(b)	Top-heavy ratio. The top-heavy ratio shall be computed in accordance with Code Section 416 and the regulations thereunder.

(c)

Aggregation Group. For purposes of determining if the Plan is a top-heavy plan for a particular Plan Year, each tax qualified plan of the Company in which a key employee participates in the Plan Year containing the determination date, or any of the four preceding Plan Years, and each other tax qualified plan of the Company, which during this period, enables any plan, in which a key employee participates, to meet the requirements of Code Sections 401(a)(4) or 410 shall be aggregated within the required aggregation group. All other tax qualified plans which are not required to be aggregated under the preceding sentence but that satisfy the requirements of Code Sections 401(a)(4) and 410 when considered together with the required aggregation group shall also be aggregated.

(d)	Determination Date. The determination date for any Plan Year shall be September 30 of the preceding Plan Year.

(e)	Valuation Date. The valuation date applicable to the determination date shall be September 30 of the preceding Plan Year.

XIX. MISCELLANEOUS PROVISIONS

1.	Plan Administration

(a)

Named Fiduciaries. The Administrative Committee shall be the Plan Administrator and named fiduciary for administration of the Plan and shall control and manage the operation of the Plan and administer the Plan. The Investment Committee shall be the named fiduciary for investment aspects of the Plan and shall control all investment decisions and actions, except that the Investment Committee may delegate the selection and/or monitoring of investment managers. The Benefit Plan Appeals Committee shall be the named fiduciary for determining appeals under the Plan. Committee members shall be appointed and may be removed by the Senior Vice President, Human Resources, of the Company, or his or her delegate. The Committee members may, but need not, be Employees, and they shall serve at the pleasure of the Company. They shall be entitled to reimbursement of reasonable expenses, but members of the Committee who are also Employees of a Participating Company shall receive no compensation for their service on the Committee. Any reimbursement of expenses of the Committee members shall be paid directly by the Company.

(b)	Administrative Committee. In addition to the duties and powers described elsewhere hereunder, the Administrative Committee shall have the following specific duties and powers:

(1) to enact uniform and nondiscriminatory rules and regulations to carry out the provisions of the Plan;

(2) to resolve questions or disputes relating to eligibility for or the amount of benefits under the Plan;

(3) to construe and interpret and supply omissions with respect to the provisions of the Plan;

(4) to evaluate administrative procedures.

(c)

Benefit Plan Appeals Committee. The Benefit Plan Appeals Committee shall have the duty and power to decide appeals of claims for benefits, and to construe and interpret and supply omissions with respect to the provisions of the Plan.

(d)	Trustee and Investment Committee.

(1) The Senior Vice President, Human Resources, or his or her delegate, shall name and designate a Trustee and shall enter into a Trust Agreement. The Senior Vice President, Human Resources, or his or her delegate, shall have the power to amend the Trust Agreement, remove the Trustee, and designate a successor Trustee, as provided in the Trust Agreement. All of the assets of the Plan shall be held by the Trustee for use in accordance with the Plan. The Trustee shall be the named fiduciary with respect to management and control of Plan assets held by it and, except as provided below, shall have exclusive and sole responsibility for the custody and investment thereof in accordance with the Trust Agreement. Notwithstanding anything herein to the contrary, multiple Trustees may be appointed, and multiple Trust Agreements entered into, where desirable to provide for all management and control of different Plan assets. References to Trustee and Trust Agreement herein shall cover all Trustees and Trust Agreements.

(2) The Investment Committee shall be the named fiduciary with respect to the selection, oversight and monitoring of the investment options available to Participants. The Investment Committee, as Named Fiduciary, may appoint one or more investment managers (within the meaning of section 3(38) of ERISA) to manage all or a portion of the investment options available to Participants, including the power to make further appointments or delegations to additional investment managers, and the original investment manager shall be a named fiduciary with respect to the appointment of such additional investment managers. The Investment Committee may delegate such duties and powers as it shall determine from time to time to any person or persons, including delegating the authority to make further delegations. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Named Fiduciary.

(e)	General Powers. In addition to the duties and powers described elsewhere hereunder, all Named Fiduciaries shall also have the following specific duties and powers:

(1) to retain such consultants, accountants and attorneys as may be deemed necessary or desirable to render statements, reports, and advice with respect to the Plan and to assist the fiduciary in complying with all applicable rules and regulations affecting the Plan; any consultants, accountants and attorneys may be the same as those retained by the Company; and

(2) to delegate such duties and powers as the fiduciary shall determine from time to time to any person or persons, including delegating the authority to make further delegations. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the fiduciary.

Any decisions and determinations made by a Named Fiduciary pursuant to its duties and powers described in the Plan shall be conclusive and binding upon all parties. Each Named Fiduciary shall have sole discretion in carrying out its responsibilities. The expenses incurred by a Named Fiduciary in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable from the Trust at the direction of the Investment Committee. The Participating Companies shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and, by so doing, to relieve the Trust from the obligation of bearing such expenses. Payment of any such expenses by a Participating Company on one occasion shall not bind that Participating Company to pay any similar expenses on any subsequent occasion.

2.	Rollovers and Transfers, and Overpayments

(a)

Subject to the requirements of the Code, the Company may authorize the Trustees of the Plan to accept a rollover of assets in cash, stock and/or promissory notes received in an eligible rollover distribution from an eligible retirement plan as described in Code Section 402(c)(8)(B). Any stock received will be allocated to the corresponding Fund. The account holder shall designate the manner in which all other rollover contributions to the Plan will be invested. In all cases, however, the Plan will accept a rollover contribution to a Roth 401(k) account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).

(b)

Subject to the requirements of the Code, the Company may authorize the Trustees of the Plan to accept a trust-to-trust transfer of assets requested by a Participant or Spouse Beneficiary in cash, Company Stock and/or promissory notes received from a qualified defined contribution plan. The Company Stock shall be allocated to the Company Stock Fund. The account holder shall designate the manner in which all other transferred contributions to the Plan will be invested. If the account holder does not make an investment election, transferred assets shall be invested in the default investment option selected by the investment fiduciary.

(c)

If a payment from the Plan is an eligible rollover distribution within the meaning of Section 401(f)(2)(A) of the Code, the Participant, beneficiary or Alternate Payee may instruct the Plan Administrator to make a direct rollover of all or a portion of his distribution to an eligible retirement plan within the meaning of Section 402(c)(8)(B) of the Code. If an eligible account holder elects not to make a direct rollover of all or any portion of an eligible rollover distribution, that portion shall be subject to the withholding specified in Section 3405 of the Code. However, the Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth 401(k) account if the amount of the distributions that are eligible rollover distributions are reasonably expected to total less than $200 during a year. In addition, any distribution from a Participant’s Roth 401(k) account is not taken into account in determining whether distributions from a Participant’s other accounts are reasonably expected to total less than $200 during a year. However, eligible rollover distributions from a Participant’s Roth 401(k) account are taken into account in determining whether the total amount of the Participant’s account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan. The provisions of the Plan that allow a Participant to elect a direct rollover of only a portion of an eligible rollover distribution but only if the amount rolled over is at least $500 is applied by treating any amount distributed from the Participant’s Roth 401(k) account as a separate distribution from any amount distributed from the Participant’s other accounts in the Plan, even if the amounts are distributed at the same time.

(d)

Overpayments of a distribution under this Plan shall be repaid within thirty (30) days after written demand is made for repayment by the Plan Administrator. In the event repayment is not made either within thirty (30) days of such demand or in accordance with such terms as may be agreed to by the Plan Administrator, an amount, to the extent available, equivalent to the overpaid amount shall be deemed to have been withdrawn by the account holder under Section XIV., XV. or XVI., whichever is applicable, and the limitation on the number of Withdrawals contained in Section XIV.1. shall not apply to such Withdrawal.

(e)	Notwithstanding any other provision of the Plan, benefits under the Plan shall be limited as required by the Internal Revenue Code.

3.	Administrative Expense

(a)

Reasonable expenses of administering the Plan, including, but not limited to, record keeping expenses, trustee fees, and transactional costs shall, at the election of the Plan Administrator, be paid by account holders as determined by the Plan Administrator.

(b)

Brokerage fees, transfer taxes, investment fees, wrap fees, rebalancing fees and other expenses incident to the purchase and sale of securities and other investments and incident to the administration of the Funds shall be included in the cost of such securities or investments, or deducted from the net asset value of the fund, as the case may be.

(c)

Rebates of record keeping costs or other discounts in connection with investment vehicles available in the Plan shall be used to pay the reasonable administrative expenses of the Plan. If such rebates are paid to the Plan, any excess remaining after reasonable administrative expenses have been paid shall be allocated equally among all account holders who have an account balance greater than zero on an allocation date chosen by the Investment Committee.

(d)	To the extent any reasonable expenses associated with the administration of the Plan are not paid by the Company, such expenses will be paid by the Plan as permitted by ERISA.

4.	Modification or Termination

The Company reserves the right to change or discontinue this Plan in its discretion by action of the Company or by written instrument executed by such person or persons as the Company may designate; provided, however, any change which has the effect of reducing or terminating benefits under this Plan will not be effective until one year following announcement of such change by the Company, unless earlier change is required to comply with governmental regulations. In the event of the complete or partial termination of the Plan, or complete discontinuance of Company Contributions under the Plan, affected Participants’ Account will become fully nonforfeitable and distribution of full shares of Company Stock, Dow Common Stock, or Corteva Stock, and all cash balances including those resulting from the liquidation of the Funds will be made to the affected Participants.

5.	Transition to Amended Plan

Where an individual is in a bargaining unit represented by a union for collective bargaining, with which discussions have been had concerning this Plan as last amended, the provisions of the amended Plan shall not become effective for such individual unless and until (i) such discussions or (ii) existing collective bargaining agreements result in favor of applicability of the amended Plan. The terms of the Plan in effect immediately prior to the last amendment shall continue to apply to an individual so excluded unless and until discussions with the union representing his unit have concluded in favor of applicability to the unit of the amended Plan or of other employee benefits in lieu thereof, or unless and until the individual is made eligible under the amended Plan by lawful unilateral action of the Company.

6.	Transfer of Assets

(a)

In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant shall (if the Plan is then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is no less than the benefit to which he would have been entitled immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

(b)

In connection with an individual’s transfer of employment to an Affiliated Group Company or pursuant to such individual’s employment at Company request with a partnership or joint venture in which the Company has an ownership interest, he or she may elect to have his or her account in this Plan transferred to the qualified profit-sharing plan of the company to which he or she was last transferred or of such partnership or joint venture by which he or she was last employed. The transfer may be made in cash or in kind, whichever the Plan Administrator determines most appropriate under the circumstances. The balance in the individual’s Before-Tax Account will not be transferred unless the plan to which it is to be transferred satisfies the requirements of Code Section 401(k). The balance in his or her loan Fund will be transferred only if the trustee of the receiving plan will accept the promissory note(s). The Participant’s Roth 401(k) Account may be transferred only to a designated 401(k) account in such other plan in accordance with Code Section 402A. Account balances to be transferred will be valued and transferred as soon as practicable following receipt by the Plan Administrator of proof satisfactory to the Plan Administrator that the Plan to which assets are being transferred is a tax-qualified plan under the Code. The individual may exercise this option at any time prior to termination of employment with the Affiliated Group Company, partnership or joint venture.

(c)

In connection with the acquisition of a business or facility, or an individual’s transfer of employment from an Affiliated Group Company or an individual’s employment with the Company immediately upon the termination of such individual’s employment, at Company request, from a partnership or joint venture in which the Company has an ownership interest, the Company, in its discretion, may direct the Trustee to accept a transfer of assets. The Company may decide whether to permit a transfer of cash, in-kind assets, and/or promissory notes, which must be converted to promissory notes under this Plan. Cash received will be allocated to employees’ accounts based on the value on the date on which the transfer takes place.

For accounts transferred from a plan with identical investment options, assets held in those options shall be transferred in kind.

For accounts transferred from a plan without identical investments, transferred amounts will be invested as determined by the Investment Committee.

(d)

In connection with the previous acquisition of a business or facility in which the seller agreed to later re-employ individuals who had become employees of the Company, the Company may, in its discretion, direct the Trustee of the Plan to transfer account balances of Former Participants who are so re-employed to the trustee of the seller’s qualified defined contribution plan, provided the requirements of Section 414(1) of the Code are satisfied.

(e)	Any benefits, rights or features required to be preserved with respect to assets transferred to the Plan through transfer or merger shall be preserved as described in Exhibit B.

7.	No Guarantee of Security Values

The Company does not guarantee or represent in any way that the value of stocks and other assets in which the account holder has an interest will increase or will not decrease. Each Participant assumes all risks in connection with any changes in the value of securities and other assets in the various Funds in which he may have an interest.

8.	Limitations on Annual Additions

This Plan provision supersedes any other Plan provision which would conflict with this one.

(a)

In no case may annual additions to a Participant’s account, determined on a calendar year basis, either solely under the Plan or under an aggregation of the Plan with all other defined contribution plans maintained by the Corporate Employer, exceed the lesser of 100% of his Compensation or $56,000 (as adjusted in accordance with section 415(d) of the Code). For this purpose, “annual additions” are the sum, allocated to a Participant’s Account for any Plan Year, of (1) contributions to a defined contribution plan on behalf of a Participant by the Corporate Employer, including deferrals under Code Section 401(k), (2) employee contributions, (3) forfeitures, and (4) such other amounts treated as annual additions under regulations issued pursuant to Section 415 of the Code. If the limitation in this paragraph would otherwise be exceeded, After-Tax and Before-Tax Contributions will be returned or paid, and Company Contributions will be removed from the Employee’s account and applied to reduce the subsequent contributions of the Company under the Plan, to the extent necessary, as determined by the Plan Administrator.

(b)

From time to time, and at least annually, the level of participation in the Plan will be reviewed and, if necessary, the amount of After Tax and Before Tax Contributions which may be elected will be adjusted to assure that the Plan continues to satisfy Internal Revenue Service guidelines.

9.	Qualified Domestic Relations Orders

The Plan will make payment from an account holder’s Account as required by a qualified domestic relations order, as defined under Section 414(p) of the Code. Any amounts awarded to an Alternate Payee, prior to the death of the Participant pursuant to a domestic relations order determined by the Plan Administrator to be qualified shall be distributed within 90 days of such determination, unless the qualified domestic relations order specifies that the Alternate Payee shall have an account in the Plan. No Loan, Withdrawal, or other action otherwise permissible pursuant to any provision of the Plan shall be taken which, in the opinion of the Plan Administrator, may be inconsistent with the provisions of a qualified domestic relations order.

10.	Normal Retirement Age and Years of Service

Normal retirement age under the Plan is age 65. A Participant’s years of Service will include any calendar year during which an employee is credited with 1,000 or more Hours of Service. For determining Years of Service, an employee will be treated as being compensated with respect to 190 hours for each month in which he is compensated with respect to at least one Hour of Service. In the case of a reenrolled Participant, periods of participation prior to reenrollment will be recognized only as provided in Section XVI.

11.	Compensation Taken into Account

The maximum amount of annual compensation of a Participant that shall be taken into account under this Plan for any year shall not exceed the amount prescribed in Code Section 401(a)(17).

12.	No Decrease of Accrued Benefit

No amendment to the Plan shall be effective to the extent it has the effect of decreasing a Participant’s accrued benefit. For purposes of this paragraph, a Plan amendment which has the effect of decreasing the Participant’s account balance or eliminating an optional form of benefit, with respect to the benefits attributable to service before the amendment shall be treated as reducing an accrued benefit.

13.	Change to Vesting Schedule

If the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(1)	Sixty (60) days after the amendment is adopted;

(2)	Sixty (60) days after the amendment becomes effective; or

(3)	Sixty (60) days after the Participant is issued written notice of amendment by the Employer or Plan Administrator.

Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee’s right to his or her Employer-derived accrued benefit will not be less than his or her percentage computed under the Plan without regard to such amendment.

14.	Definitions

The term “Affiliated Group” means the Controlled Group, but does not include any foreign subsidiary or any domestic subsidiary which derives in excess of 50% of its gross income for a taxable year from sources without the United States (as defined in Section 7701(a)(9) of the Code).

The term “Before-Tax Account” means the account in which a Participant’s Before-Tax Contributions and earnings thereon are maintained.

The term “Break in Service” means, for any Employee, a computation period in which he or she is credited with less than 500 Hours of Service.

The term “Code” means the Internal Revenue Code of 1986, as amended.

The term “Company” means DuPont de Nemours, Inc. and the term “Predecessor Company” means E.I. du Pont de Nemours and Company as it existed as a corporate entity prior to June 1, 2019.

The term “Company Contributions” means Matching Contributions and Retirement Savings Contributions.

The term “Compensation” shall mean:

(a)

For purposes of calculating contributions, the total compensation paid to a Participant for services rendered to a Participating Company, including overtime, variable compensation, local performance based compensation and sales incentive pay, and including Before-Tax Contributions and salary deferrals under a plan described in section 125 or 132(f) of the Code; but excluding allowances in connection with transfer of employment or termination of employment and other special payments and awards under a Gain Sharing Program or any stock option or dividend unit or similar plan.

(b)

For all other purposes, subject to limitations set forth in this subsection (b) and in subsection (c) of this definition, the Employee’s compensation as defined in Treasury Reg. 1.415(c)-2(d)(2). In addition, “compensation” shall include:

a.

regular pay (compensation for services during the Participant’s regular working hours, or for services outside the Participant’s regular working house such as overtime or shift differential, commissions, bonuses and similar payments) paid after severance from employment, if

i.	The payment would have been paid to the Participant if the Participant had continued in employment, and

ii.	The amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the severance from employment.

b.	any payments for unused sick, vacation and other leave, if:

i.	the participant would have been able to use the leave if employment had continued, and

ii.	the payment is made by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the severance from employment.

c.

payments to an individual who does not currently perform services by reason of qualified military service (as defined in section 414(u)) to the extent payments do not exceed the amounts the individual would have received if he or she had continued to perform services during such period.

d.	Amounts paid from an unfunded non-qualified plan of deferred compensation, provided that if such payment are made after severance from employment:

i.	the payment would have been paid at the same time if the Participant had continued employment, and

ii.	the amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the severance from employment.

No other amounts paid after severance from employment shall be included in “compensation” for this purpose.

The annual compensation of each Participant taken into account for determining any limitation or determination period shall not exceed $280,000, as such limit is adjusted by the Secretary as provided under Section 415(d) of the Code.

A differential wage payment (as defined in Code Section 3401(h)(2)) is treated as Compensation for purposes of the Plan.

The term “Controlled Group” means DuPont de Nemours, Inc. and its controlled group of corporations within the meaning of Section 1563(a) of the Code.

The term “Corporate Employer” shall mean the Controlled Group, as modified by Code Section 415(h).

The term “Covered Employee” means any Employee who (a) is classified by a Participating Company as a common law employee of such Participating Company, and (b) is not covered by a collective bargaining agreement, unless such agreement specifically provides for participation hereunder. A Covered Employee shall not include a person who is receiving severance pay, retainer, commission, or fee under contract. An individual who is not classified by a

Participating Company as a common law employee shall not be a Covered Employee regardless of whether (1) the individual is considered an Employee by reason of being a leased employee (whether or not within the meaning of the definition of Leased Employee in this Article), (2) the individual is classified by a Participating Company as an independent contractor, or (3) for employment tax or other purposes, the individual is subsequently determined to be a common law employee, or not to be a leased employee (whether or not within the meaning of the definition of Leased Employee in this Article) or independent contractor. For purposes of determining eligibility under the Plan, the classification to which an individual is assigned by a Participating Company shall be final and conclusive, regardless of whether a court, a governmental agency or any entity subsequently finds that such individual should have been assigned to a different classification.

A Covered Employee shall not include a Temporary Employee.

The Term “Eligible Employee” means an Employee who has become an Eligible Employee as set forth in Article II. and who is a Covered Employee at any applicable time.

The term “Employee”

(1)	includes all employees of the Company;

(2)

includes U.S. citizens on leaves of absence granted under the Service Recognition Policy, hired by the Company and subsequently employed by a foreign or domestic subsidiary of the Company, who may be treated as employees of the Company under Section 406 or 407 of the Code;

(3)	includes a non-U.S. citizen on leave of absence granted under the Service Recognition Policy, hired by the Company and subsequently employed by a member of the controlled group;

(4)	excludes an individual who is on temporary assignment with the Company from a foreign affiliate of the Company; and

(5)

includes an individual who must be treated as an employee under Section 414(n) of the Code (a “Leased Employee”), but only to the extent required by that Code section and final regulations thereunder. A Leased Employee shall be treated as an employee for purposes of determining Hours of Service for participation and nonforfeitability of benefits (in the event the individual becomes an employee without regard to this paragraph). A Leased Employee shall be treated as an employee for purposes of the other requirements set out in Section 414(n)(3) of the Code.

The term “Employee Contributions” means Before-Tax, After-Tax, Catchup, and Roth 401(k) Contributions.

The term “Employment Commencement Date” means, for any Employee, the date on which he is first entitled to be credited with an Hour of Service.

The term “Former Participant” shall mean an individual who had been a Participant but who terminated his or her service with the Company under circumstances described in Section XVI.4.(f)(i) or (ii).

The term “Gain-Sharing Program” shall mean a pay program that provides additional pay only if business objectives are exceeded.

The term “Highly Compensated Employee” shall mean an employee who:

(i)	was a five percent (5%) owner (as defined in Section 416(i)(1) of the Code) of the Employer during the Plan Year in question or the preceding Plan Year, or

(ii)	for the calendar year ending in the Plan Year, received Compensation in excess of $125,000 and was in the top-paid group of employees (as defined in Section 414(q) of the Code).

The $125,000 amount shall be automatically adjusted if and to the extent the corresponding amount applicable under Section 414(q) is adjusted by the Secretary of the Treasury.

The term “Hour” or “Hour of Service” means each hour for which an employee is compensated or entitled to compensation for the performance of duties and includes each such hour for which back pay, irrespective of mitigation of damages, has been awarded or agreed to by the Company. An hour also includes each hour for which an employee is compensated or entitled to compensation due to vacation, holiday, illness, incapacity (including disability), jury duty, military duty or leave of absence. No more than 501 hours shall be credited hereunder to any employee on account of any single continuous period during which no duties are performed unless such period of compensation is taken into account in determining an employee’s length of continuous service under the Service Rules. Hours shall be credited to the period during which the duties are performed or to which the payment relates and, in the case of a period where no duties are performed, shall be credited on the basis of the number of regularly scheduled working hours during the period. All hours shall be credited in conformance with Section 2530.200b-2(b) and (c) of Department of Labor regulations, which is incorporated herein by reference.

The term “Participant” shall mean an individual who has an Account in this Plan.

The term “Participating Company” means the Company and each other organization that adopts this Plan with approval of the Company as listed on Schedule A.

The term “Plan Administrator” or “Administrator” means the Administrative Committee appointed as named fiduciary to administer the Plan.

The term “Plan Year” means January 1 through December 31.

The term “Required Beginning Date” for an individual who is a “5% owner” as defined in Sections 401(a)(9) and 416 of the Code shall mean April 1 of the calendar year following the calendar year in which he or she attains 70 1/2, and for any other individual shall mean April 1 of the calendar year following the later of the calendar year in which he or she attains age 70 1/2 or has a Separation from Service.

The term “Separation from Service” means, for any Employee, his death, retirement, resignation, discharge, or any absence that causes him or her to cease to be an Employee.

The term “Service Rules” means the Company’s Service Recognition Policy.

The term “Settlement” means final valuation of an account holder’s accounts in preparation for distribution of the balance of his accounts.

The term “Spouse” shall mean a spouse as defined by Federal law, including a spouse of the same sex in marriages celebrated on or after June 26, 2013 in a state whose laws authorize same-sex marriage.

The term “Spouse Beneficiary” shall mean a spouse who is designated a primary beneficiary of a Participant in accordance with Section XVI.2.(b).

The term “Temporary Employee” shall mean an individual hired to complete a special project of limited duration or to fill the vacancy of an employee who is on a leave of absence.

The term “Total Disability” means, with respect to any Participant, a disability with respect to which he or she is eligible for and receiving disability benefits under a long term disability plan sponsored by the Participating Company.

The term “Trustee” means Merrill Lynch Trust Co. FSB, or its successor, or such other trustee(s) appointed and acting under the trust agreement(s) executed under this Plan.

The term “Transfer” means transfer of Plan assets between or among the various Plan Funds in accordance with Section VIII. of the Plan.

15.	Military Service

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

16.	Time Limit on Legal Actions

All claims and appeals procedures provided for in the Plan must be exhausted before any legal action is brought. A claimant seeking judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action (including, without limitation, a civil action under Section 502(a) of ERISA) within 12 months (the “Limitations Period”) following the date the final adverse benefit determination is issued. Notwithstanding the foregoing, any claimant that fails to engage in or exhaust the claims and review procedures must file any suit or legal action within the Limitations Period following the date of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the claimant alleges he or she became entitled to the Plan benefits requested in the suit or legal action). Nothing in this Plan should be construed to relieve a claimant of the obligation to exhaust all claims and review procedures under the Plan before filing suit in state or federal court. A claimant who fails to file such suit or legal action within the Limitations Period will lose any rights to bring any such suit or legal action thereafter.

IN WITNESS WHEREOF, DuPont de Nemours, Inc. has caused this Plan to be executed by its duly authorized individual on the date shown below, but effective as of the date(s) indicated herein.

DuPont de Nemours, Inc.

By:
Title:
Date:

EXHIBIT A

PARTICIPATING EMPLOYERS

Effective June 1, 2019

Agtech Products Inc. (1403)

Belco Technologies Corporation (1242)

Coastal Training Technologies Corp. (1321)

Danisco US Inc. (1395)

Danisco USA Inc. (1396)

DDP Spec Elec Mat US 9, LLC. (2673)

DDP Specialty Elect Mat US Inc (2670)

DDP Specialty Electronic Materials US 5, LLC (2667)

DDP Specialty Electronic Materials US 8, LLC (2668)

DuPont Electronic Polymers LP (1023)

DuPont Industrial Biosciences USA, LLC (9501)

DuPont Nutrition USA, Inc. (9500)

DuPont Specialty Products USA, LLC (8974)

EKC Technology, Inc (1027)

FilmTec Corporation (1921)

MECS Inc. (1374)

Multibase, Inc. (2302)

Rohm & Haas Elect Matl CMP Inc (2261)

Rohm & Haas Electronic Materials LLC (2260)

Solae L.L.C. (1077)

Specialty Products US, LLC (7484)

EXHIBIT B

SPECIAL RULES APPLICABLE TO

CERTAIN AMOUNTS TRANSFERRED FROM THE CORTEVA PLAN.

ChemFirst

Amount credited to a Participant’s matching contribution account in the ChemFirst Inc. 401(k) Savings Plan that were transferred to this Plan shall continue to vest upon the Participant’s completion of 3 years of service.

Danisco

1.	Service Credit. Participants shall receive credit under this Plan for all service credited under the Danisco US 401(k) Plan as of December 31, 2012.

2.

Madison Account. Amounts credited to the “Madison Retirement Contribution Account” in the predecessor Danisco US 401(k) Plan for certain former employees of Rhodia, Inc. and its affiliates, may be withdrawn upon a Participant’s attainment of age 62. Contributions under this Plan are intended to satisfy contribution requirements described in the Danisco US 401(k) Plan for this group of former Rhodia, Inc. employees and its affiliates.

3.

Amounts credited to the “Employer Retirement Account” in the Danisco US 401(k) Plan as of December 31, 2012, will continue to vest at 20% per year of service and vested amounts may be withdrawn upon a Participant’s attainment of age 62.

4.

Vested amounts credited to the “Annual 3% Employer Contribution” (the safe harbor non-elective contribution) Account in the Danisco US 401(k) Plan as of December 31, 2012, may be withdrawn upon a Participant’s attainment of age 62.

5.

A person who was a participant in the Danisco USA Inc. Retirement 401(k) Plan and whose “Employer Matching Account” in the Danisco USA Inc. Retirement 401(k) Plan was transferred to the Danisco US 401(k) Plan as a result of the plans’ merger effective January 1, 2007, may make an in-service withdrawal of amounts transferred to this Plan related to that account if such Participant has been a Participant (including participation credited under the Danisco US 401(k) Plan for this purpose) for at least five years or if the amounts requested have been allocated to the account for at least two years.

6.	Prior Money Purchase Plan Vesting and Distributions for Former Participants in Certain Danisco Plans

Notwithstanding any provision of this Plan to the contrary, the following provisions apply to each former participant (“Prior Danisco Plan Participants”) in the Danisco Ingredients 401(k) Savings Plan (Hauppauge, New York and St. Louis, Missouri), the Danisco Ingredients USA, Inc. Employee Funded 401(k) Plan, and Danisco Ingredients

USA, Inc. Money Purchase Pension Plan (“Prior Danisco Plans”) who had an account balance in one or more of the Prior Danisco Plans on April 30, 2003, and apply to all benefits held for the account of each such participant under this Plan attributable to contributions for Plan Years beginning prior to January 1, 2007 (the “Prior Danisco Plan Benefit”).

Vesting. The Prior Danisco Plan Benefit will continue to vest at 20% per year of service.

Withdrawals. The Prior Danisco Plan Benefit may be withdrawn upon a Participant’s attainment of age 62.

Normal form of benefit. The normal form of distribution for the Prior Danisco Plan Benefit shall be an annuity equal to the value of the Prior Danisco Plan Benefit and:

(a)

Payable monthly as of the first day of each month, beginning with the first day of the month for which the Prior Danisco Plan Benefit is scheduled to commence under this Plan and ending with the first day of the month in which the Participant dies (“Single Life Annuity”) if the Prior Danisco Plan Participant does not have a spouse, or

(b)

Payable monthly for the life of the Participant with a survivor annuity for the life of his/her Spouse which is fifty percent (50%) of the amount of the annuity payable during the joint lives of the Prior Danisco Plan Participant and Spouse (“Joint and Survivor Annuity”), if the Prior Danisco Plan Participant has a Spouse.

Optional Forms of Benefit. If a Prior Danisco Plan Participant does not want his/her Prior Danisco Plan Benefit paid in the normal form of benefit described above, he/she may make a written election (with spousal consent if he/she is married) to have his/her vested benefit used to purchase an annuity described in (a), (b) or (c) below or paid in the optional form described in (d). This election must be delivered to the Administrative Committee within the ninety day period (or such longer period allowed by law) beginning before the Annuity Starting Date. No election shall be effective, however, unless the payment complies with the required minimum distribution and incidental death benefit rules.

(a)	A Single Life Annuity.

(b)

An annuity which is equal in value to the Prior Danisco Plan Benefit and which is payable monthly for the life of the Prior Danisco Plan Participant with a survivor annuity for the life of his/her Beneficiary which is 50%, 66 2/3% or 100% of the amount of the annuity payable during the joint lives of the Prior Danisco Plan Participant and Beneficiary. A “qualified optional survivor annuity’ as defined by the Pension Protection Act of 2006 shall be made available pursuant to the terms and to the extent required by the Pension Protection Act of 2006.

(c)

An annuity which is equal in value to that of the Prior Danisco Plan Benefit and which is payable monthly for the life of the Prior Danisco Plan Participant with a one-sum cash payment made to the Beneficiary upon the Prior Danisco Plan Participant’s death equal to the excess of the annuity’s net purchase price over the sum of the payments made during the Prior Danisco Plan Participant’s life.

(d)	A lump sum cash payment.

Election Information. Within a reasonable time before his/her annuity Starting Date, the Prior Danisco Plan Participant shall receive in writing from the Administrative Committee general information about the election. Such information shall be written in nontechnical language and shall include a general explanation of the Joint and Survivor Annuity; a description of the circumstances under which the Joint and Survivor Annuity will be paid unless such Prior Danisco Plan Participant elects otherwise; a description of the election procedure and the time period during which the election must be made or revoked; a description of the relative financial effect making or revoking such an election would have on such Prior Danisco Plan Participant’s benefit under the Plan; and a description of the rights of the Prior Danisco Plan Participant’s Spouse to consent to any such election to waive the Joint and Survivor Annuity. No Prior Danisco Plan Participant may make an election under this Section of this Exhibit or revoke such an election on or after the date the first payment of the Participant’s benefit would be payable under this Section. For purposes of this Section, the term “spouse” shall mean the individual to whom a Participant is legally married as of the earlier of such Participant’s date of death or the date payment of his/her benefit under this Plan begins, or any former Spouse of the Participant treated as his/her Spouse or surviving Spouse under Code Section
414(p)(5).

Death Benefits. In the event a Prior Danisco Plan Participant dies before the Annuity Starting Date with respect to his/her Prior Danisco Plan Benefit, his/her Prior Danisco Plan Benefit shall be payable to his/her surviving Spouse in the form of a Qualified Pre-Retirement Survivor Annuity unless his/her Spouse consents to waive the Qualified Pre-retirement Survivor Annuity. This Section shall be applied with respect to the Prior Danisco Plan Benefit (and only with respect to such Prior Danisco Plan Benefit) as if the normal form of distribution under the Plan were a Qualified Joint and Survivor Annuity.

Solae LLC.

Participants who became eligible to participate in this Plan shall receive credit under this Plan for service credited under the Solae Savings Investment Plan as of December 31, 2015.

Amounts credited to a Participant’s Company Profit Sharing Contributions Account in the Solae Savings Investment Plan that were transferred to this Plan may be withdrawn at any time after the Participant attains age 59 1/2. Otherwise, Company Profit Sharing Contributions shall be subject to the same rules as Retirement Savings Contributions.

Coastal Training Technologies Corp.

Participants who became eligible to participate in this Plan shall receive credit under this Plan for all service credited under the DuPont 401(k) Plan as of December 31, 2015.

Amounts credited to a Participant’s Profit Sharing Contribution Account in the DuPont 401(k) Plan that were transferred to this Plan:

a.	shall continue to vest as follows: 33% after 1 year of service, 66% after two years of service, and 100% after 3 years of service, and.

b.	may be withdrawn at any time after the Participant attains age 59 1/2.

Amounts transferred to this Plan attributable to company contributions under the Coastal Training Technologies Corp. 401(k) Plan (the Coastal Plan) shall continue to vest according to the vesting schedule applicable to such amounts under the Coastal Plan as of December 31, 2009 (20% after 2 years of service, 40% after 3 years, 60% after 4 years, 80% after 5 years, and full vesting upon completion of 6 years of service).

Belco Technologies Corporation.

Amounts credited to a Participant’s Company Contributions or pre-2008 Matching Accounts in the Belco Technologies Corporation Savings and Investment Plan that were transferred to this Plan:

a.	shall continue to vest as follows: 40% after two years of service, 60% after three years of service, 80% after four years of service, and 100% after 5 years of service, and

b.	may be withdrawn at any time after the Participant attains age 59 1/2.

MECS, Inc.

Participants who became eligible to participate in this Plan, shall receive credit under this Plan for all service credited under the MECS 401(k) Plan as of December 31, 2015.

Amounts credited to a Participant’s Profit Sharing Contribution Account in the MECS, Inc. 401(k) Plan that were transferred to this Plan as part of the January 1, 2016 merger:

a.

shall continue to vest as follows: 20% after 1 year of service, 40% after two years of service, 60% after three years of service, 80% after four years of service, and 100% after 5 years of service, and

b.	may be withdrawn at any time after the Participant attains age 65.

DuPont Electronics Microcircuits Industries, LTD

With respect to assets related to the DuPont Puerto Rico Savings and Investment Plan Non-Puerto Rico Residents, amounts credited to a Participant’s account as non-elective employer contributions are eligible for withdrawal at age 59 1/2, and amounts credited as matching employer contributions are eligible for hardship withdrawal.

General Rules

Except as otherwise specifically described in this Exhibit, amounts transferred as described in this Exhibit as pre-tax employee contributions, after-tax contributions, safe harbor matching contributions or non-safe harbor matching contributions, or non-elective company contributions (corresponding to Retirement Savings Contributions) shall be subject to the rules applicable to corresponding account types under this Plan.